UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

 Allarity Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

24 School Street, 2nd Floor
Boston, Massachusetts 02108

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE 2024 ANNUAL MEETING OF STOCKHOLDERS

The following information supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2024, and mailed to all holders of record of the Company’s shares of common stock as of the close of business on June 14, 2024 (the “Record Date”), in connection with the solicitation of proxies by the Company’s board of directors (“Board”) for the annual meeting of stockholders (the “Annual Meeting”) originally intended to be held on July 26, 2024.

POSTPONEMENT OF ANNUAL MEETING OF STOCKHOLDERS

On July 25, 2024, the Board, acting in accordance with the authority granted to the Board pursuant to the applicable provisions of the Company’s bylaws, elected to postpone the Annual Meeting to a date to be determined by the Board in accordance with the applicable provisions of the Company’s bylaws after the date of this supplement to the Proxy Statement (this “Supplement”). The Board will determine the date of the postponed Annual Meeting and, if necessary or appropriate, the new record date for the Annual Meeting, and will deliver a notice of the postponed Annual Meeting and, if applicable, an updated Proxy Statement to all stockholders entitled to vote at the postponed Annual Meeting based on the Record Date or a newly established record date for the postponed Annual Meeting, as applicable. Only stockholders of record as of the close of business on the Record Date or the newly established record date, as applicable, will be entitled to notice of and to vote at the postponed Annual Meeting.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Proxy Statement was mailed to all stockholders of record as of the close of business on the Record Date that were entitled to receive notice of and vote at the Annual Meeting. In addition, the Proxy Statement is available free of charge at the Commission’s website located at www.sec.gov.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION, AS SUCH DOCUMENTS AND FILINGS CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING.